QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

(Office Services)

THIS INDEPENDENT CONTRACTOR AGREEMENT ("Agreement") is made and entered into effective as of November 4, 2008, 2008 by and between Venoco, Inc. ("Venoco"), whose address is 370 17th St., Suite 3900, Denver, CO 80202, and Mark A. DePuy ("Independent Contractor"), whose address is 39 Nighthawk, Irvine, CA 92604.

RECITALS:

A.
Venoco is in the oil and gas production business.

B.
Independent Contractor possesses unique skills and experience in the areas of business and project management, and is in the business of providing consulting services in such areas.

C.
Venoco wishes to engage Independent Contractor to provide services within Independent Contractor's area of expertise, and Independent Contractor wishes to accept such engagement, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.
SERVICES TO BE PERFORMED BY INDEPENDENT CONTRACTOR

1.1
Specific Services.    Independent Contractor agrees to assist Venoco by providing the following consulting services ("Services"):

      Assisting and supporting Venoco's Full Field Development Project for a minimum of 80 hours per month, as mutually agreed upon by Venoco and Independent Contractor at Venoco's Carpinteria offices.

  1.2
  Method of Performing Services.    Independent Contractor shall determine the method, details, and means of performing the Services.

  1.3
  No Substitution.    No assignment of this Agreement or substitution of another individual or company for Independent Contractor will be made without Venoco's express written approval.

  1.4
  Term and Termination.

  a.
  This Agreement will terminate on December 31, 2008.

  b.
  Notwithstanding any other provision of this Agreement, Venoco may terminate this Agreement immediately upon written notice to Independent Contractor in the event that Independent Contractor violates the terms of this Agreement or fails to produce a result that meets the specifications set by Venoco, and, upon such termination, Venoco shall have no further liability hereunder. Upon such notice by Venoco, Independent Contractor is not authorized to perform any other Services under this Agreement.

  c.
  All invoices for Services performed or expenses incurred prior to the effective date of termination shall be paid promptly in accordance with the invoice reflecting such charges and expenses.

  1.5
  Status As Independent Contractor.    Independent Contractor shall perform the Services as an independent contractor. Independent Contractor is not an employee of Venoco and is not entitled to any rights or benefits afforded to Venoco's employees, including such benefits as Workers' Compensation insurance, health insurance, sick leave, retirement benefits or any other employment benefit. Independent Contractor shall be responsible for procuring at Independent Contractor's own expense all Workers' Compensation insurance (if applicable), disability insurance, auto insurance (if required to drive an automobile as part of the Services), unemployment insurance, permits, licenses and other requirements for Independent Contractor's performance of Services. Independent Contractor is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, Venoco or to bind Venoco in any manner, unless, in each instance, Independent Contractor shall receive the prior written approval of Venoco to so assume, obligate, or bind Venoco.

  1.6
  Payment of Taxes.    Independent Contractor is solely responsible for paying when due all income taxes, including estimated taxes, payroll taxes, and other taxes incurred as a result of the fees and expenses paid by Venoco to Independent Contractor for Services. Venoco shall issue an Internal Revenue Service Form 1099, and comparable state form, to Independent Contractor with respect to the compensation paid pursuant to this Agreement. Independent Contractor shall indemnify, defend and hold Venoco free and harmless from and against any demands or claims for any taxes, interest or penalties assessed by any taxing authority with respect to sums paid to Independent Contractor pursuant to this Agreement.

  1.7
  No Authority to Bind.    At no time during the term of this Agreement shall Independent Contractor make any commitment or representation that would in any way obligate or bind Venoco without Venoco's specific written authorization.

  1.8
  Indemnification.    Independent Contractor shall indemnify Venoco and hold Venoco, its directors, employees, and agents harmless from and against any and all causes of action, claims, damages, demands, or expenses of every kind and character arising from all damage to or loss of property and/or on account of injury to or death of any person or persons resulting directly from Independent Contractor's negligence or intentional misconduct in the performance of this Agreement.

2.
COMPENSATION

Venoco shall compensate Independent Contractor for Services as follows:

  2.1
  Base Fee.    Venoco agrees to pay Independent Contractor $175.00 per hour for Services. Travel time between Independent Contractor's home/office to Venoco, Inc. shall not be billed as Sevices. Such fee shall be paid within 30 days of receipt of an adequately documented invoice, which shall be submitted every one or two weeks after Independent Contractor's commencement of Services.

  2.2
  Expense Reimbursements.    In addition, Venoco agrees to reimburse Independent Contractor for Independent Contractor's travel and lodging expenses and other incidentals as pre-approved by Venoco.

3.
PROPRIETARY INFORMATION

3.1
Protection of Confidential Information.    In conjunction with Independent Contractor's provision of Services, it may be necessary for Venoco to provide Independent Contractor with access to Venoco's trade secret information or other information considered proprietary or confidential to Venoco ("Confidential Information"). Independent Contractor agrees to use all reasonable efforts to safeguard Venoco's Confidential Information from unauthorized use or disclosure, and to maintain the confidentiality of such information. Independent Contractor agrees to refrain from using or disclosing Venoco's Confidential Information for any purpose other than the performance of Services without Venoco's prior written consent. Independent Contractor further agrees not to transfer or disclose Venoco's Confidential Information to anyone who is not a Venoco employee without Venoco's written permission. For purposes of this Agreement,

    Venoco's Confidential Information includes, without limitation, information not generally known outside Venoco, which is disclosed or provided to Independent Contractor in connection with the performance of Services, or acquired, prepared, or developed by Independent Contractor in the performance of those Services and cost and financial information, plant design and operation data, the training, operating and design materials to be developed by Independent Contractor pursuant to this Agreement, lease information, technical data and computer software, and any other information relating to Venoco's business practices, employees, organization, suppliers, and customers. Proprietary or confidential information need not be in a written or tangible form, and need not be specifically identified as such by Venoco.

  3.2
  Survival of Duty to Protect Venoco's Confidential Information.    Independent Contractor agrees that upon termination of this Agreement, Independent Contractor will promptly and without request return to Venoco all Confidential Information and all other data or documents (and all copies thereof in any format) pertaining to Venoco or its business that came into Independent Contractor's possession or control during performance of the Services. Section 3 (Proprietary Information) shall survive the termination of this Agreement.

  3.3
  Agreement Not To Solicit Employees.    Independent Contractor agrees that while performing Services for Venoco, and for a period of one year after the termination of this Agreement, Independent Contractor will not directly or indirectly, either alone or with others, solicit or entice any Venoco employee to leave Venoco or to work for anyone in competition with Venoco.

4.
GENERAL PROVISIONS

4.1
Notice.    Any notice required to be given under this Agreement by one party to the other may be effected by personal delivery in writing or by mail, Registered or Certified, postage pre-paid, with return receipt requested. Notices delivered personally will be deemed communicated as of the date of receipt. Mailed notices shall be deemed communicated as of the third day after mailing.

4.2
Arbitration.    Venoco and Independent Contractor agree that, except as expressly set forth in this Agreement, any and all disputes that arise between Independent Contractor and Venoco, its officers, directors, employees, or agents, shall be submitted to final and binding arbitration. This agreement to submit claims to binding arbitration shall not apply to or cover actions seeking injunctive and/or equitable relief including, but not limited to, actions arising out of the misuse and/or unauthorized disclosure of Venoco's Confidential Information, for which the parties may seek injunctive relief or other equitable remedies from a court of competent jurisdiction. Arbitration under this Agreement shall be conducted in Denver, Colorado and shall be before a single neutral arbitrator. The American Arbitration Association ("AAA") shall submit a list of persons meeting the criteria outlined above, and the parties shall select the arbitrator in the manner established by the AAA. The arbitrator shall conduct a hearing no later than sixty days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within thirty days of the hearing. Any payment due pursuant to the arbitration shall be made within fifteen days of the arbitrator's decision. Costs of such arbitration (filing fees, arbitrator fees, etc.) shall be borne equally by the parties. This mutual obligation to submit disputes and claims to binding arbitration shall survive the termination of Independent Contractor's Services, and shall apply to any claim whether it arises or is asserted during or after Independent Contractor's engagement pursuant to this Agreement. If any part of this agreement to arbitrate is found to be void or otherwise unenforceable, the remaining portion of this agreement to arbitrate shall continue in full force and effect.

  4.3
  Entire Agreement.    This Agreement supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of Services and contains all representations, covenants and agreements between the parties with respect to the rendering of Services by Independent Contractor. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth above.

Venoco:		Independent Contractor:

Venoco, Inc.

By:	/s/ Ed O'Donnell	/s/ Mark DePuy
Its:	Senior Vice President	Name:	Mark DePuy

QuickLinks

  Exhibit 10.2
INDEPENDENT CONTRACTOR AGREEMENT (Office Services)